Exhibit 10.27

TECO POWER SERVICES CORPORATION

RECEIPT

I acknowledge that I have received the Voluntary Retirement Agreement and General Release between TECO POWER SERVICES CORPORATION and myself, RICHARD E. LUDWIG on                     , 2003, and understand that I have been given forty-five (45) days from today to review and consider the Agreement, to consult with my attorney, and to execute it if I so choose. However, I understand that I may waive the forty-five (45) days by affixing my initials in the box provided in the paragraph entitled Statement of Understanding.

This is NOT an acceptance of the Agreement, only an acknowledgement that I have received it.

WITNESS:
RICHARD E. LUDWIG

TECO POWER SERVICES CORPORATION

VOLUNTARY RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS VOLUNTARY RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this      day of                          , 2003, by and between TECO POWER SERVICES CORPORATION (the “Company”), the principal place of business which is located at 702 North Franklin Street, Tampa, Florida 33602 and RICHARD E. LUDWIG (the “Officer”), residing at 16505 Millan De Avila, Tampa, FL 33613.

WHEREAS, the Officer is currently employed in the position of President TECO Power Services Corporation; and

WHEREAS, the Company intends to eliminate the position as presently constituted; and

WHEREAS, after 21.50 years of credited employment with and service to TECO POWER SERVICES CORPORATION, the Officer has elected to retire commencing December 1, 2003, and;

WHEREAS, in recognition of the Officer’s service the Company desires to extend to the Officer certain payments and benefits in order to effect a just retirement of the Officer; and

WHEREAS, the parties have mutually agreed to enter into the following Voluntary Retirement Agreement and General Release (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1. RETIREMENT DATE

(a) The Officer hereby notifies Company of his intention to apply for retirement and hereby elects to retire on December 1, 2003 (the “Retirement Date”). The Officer’s last day of employment will be November 30, 2003.

(b) The Officer shall perform those duties for the Company as he is specifically assigned by the designated representative within the Company or its affiliates and can expect to be called upon to perform certain duties prior to the Retirement Date, but he shall not act as an agent for the Company or allow anyone to believe that he has the authority to act on behalf of the Company except in connection with those specifically assigned duties. Coincident with the Officer’s execution of this Agreement, the Officer agrees to submit his resignation as an Officer or Director from the Company or any of the Company’s affiliates, if applicable, effective September 3, 2003, by execution and delivery of the resignation letter attached hereto.

2. COMPENSATION AND BENEFITS

(a) From the date of this Agreement up to the Retirement Date, the Officer shall continue to receive the appropriate bi-weekly base salary of $12,692.31 at the same time and manner as other similarly situated employees and shall remain eligible for all of the Company’s employee benefit plans in accordance with their terms. Contributions to such plans will be deducted from the Officer’s salary as required by the Plans or as requested by the Officer.

(b) During the month of December 2003, the Company shall pay to the Officer a one-time lump sum separation payment of $788,627.00. Such amount is equal to one and one-half times base pay plus target bonus. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(c) During the month of December 2003, the Company shall pay to the Officer a one-time lump sum separation payment of $461,538.00. Such amount is equal to the present value of the enhanced portion of retirement benefits under the Officer’s Supplemental Executive Retirement Plan (the “SERP”). The enhanced portion represents two years added to the Officer’s age and length of service calculated based on projected earnings through November 2003 (exclusive of any 2003 Annual Incentive Plan payment which may be paid in 2004, if applicable). The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(d) During the month of December 2003, the Company shall pay to the Officer a lump-sum payment for his accrued but unused vacation allowance for 2003, plus the value of 184 hours vacation accrual for 2004 less the required FICA and federal withholding taxes.

(e) The Officer shall retain his eligibility to participate in the Annual Incentive Plan for the plan year 2003, and, if payments are made thereunder, it shall be paid to the Officer in 2004 at the same time and in the same manner as other eligible officers are paid. If paid, all of Officer’s qualitative goals shall be paid at target. All other potential goal payments shall be based on corporate performance. Such payment shall be less the required FICA and federal withholding taxes.

(f) Commencing on the Officer’s Retirement Date, the Officer shall be entitled to all retirement and associated benefits due such Officer pursuant to Company’s retirement and other benefit plans (the “Plans”). Nothing contained herein shall be construed to affect the Officer’s rights as a retiree under such Plans.

(g) The Company will provide the Officer with up to a one year individual career transition counseling program by a professional agency if the Officer chooses to take advantage of the services and continues to cooperate with such firm. In order to qualify for such career transition counseling program, the Officer must contact the Human Resources Department within three (3) months from the Retirement Date.

(h) During the month of December 2003 the Company shall pay to the Officer $5,000.00 for financial assistance for supplemental training that will assist the Officer with his retirement transition. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes regardless of whether or not the Officer is employed by another employer.

(i) At the Officer’s election the Company will provide medical and dental coverage through the Company’s retiree medical program for the Officer and his covered dependents at no cost to the Officer until May 31, 2005. After that date the Officer may continue to receive coverage pursuant to the normal terms of the retiree medical program as it is amended from time to time.

(j) All of the Officer’s outstanding TECO Energy, Inc. stock options shall vest as of the last day of employment and shall remain exercisable on or before the expiration date specified for each applicable stock option grant notwithstanding the Officer’s retirement.

(k) The restrictions upon all of the restricted stock granted to the Officer under the TECO Energy, Inc. 1996 Equity Incentive Plan shall terminate, and all of such restricted stock shall vest for the benefit of the Officer, as of the last day of employment, subject to the provisions of such plan.

(l) The Performance Period shall end as of the last day of employment for Performance Shares granted to Officer under the TECO Energy, Inc. 1996 Equity Incentive Plan.

3. CONFIDENTIALITY AND OTHER CONDUCT

(a) The Officer recognizes and acknowledges that during the course of his employment with the Company, he has been exposed to, has had access to, and has had disclosed to him information and material developed specifically by and for the benefit of the Company and sensitive and/or proprietary information, business planning and operations information, strategic, financial, business and plant security information, business practices and procedures, and specific Company procedures related thereto and to other matters, including without limitation trade secrets, trademarks, service marks, trademarked and copyrighted material, patents, patents pending, financial and data processing information, data bases, interfaces, and/or source codes, Company procedures, specifications, commercial information or other Company or Customer records as described in Administrative Policy 001, including any information or material, belonging to others which has been provided to the Company on a confidential basis, all of which are hereinafter referred to as “Confidential Information.”

(b) The Officer agrees to maintain, in strict confidence, the Confidential Information and agrees not to disclose to any third party or to use same to benefit himself or any third party (other than the Officer’s financial and legal advisors) the Confidential Information or the fact of, the terms of or the amount of the consideration paid as part of this Agreement. The Officer shall be prohibited from using, duplicating, reproducing, copying, distributing, disclosing such Confidential Information regardless of form or purpose, including without limitation, verbal disclosure, data, documents, electronic media or any other media form. The Officer agrees to abide by the non-disclosure and non-use obligations relating to Company records, information, and property contained in the Company’s Standards of Integrity.

(c) The restrictions on the Officer’s disclosure of Confidential Information set out herein do not apply to such information which (i) is now, or which hereafter, through no act or failure to act on the part of the Officer, becomes generally known or available to the public; or (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi-judicial body having jurisdiction over the subject matter after the Officer has given the Company reasonable prior notice of such disclosure requirement.

(d) The Officer agrees to conduct himself in all actions or conduct relating to the Company in a manner consistent with existing Company policy and to refrain from engaging in any conduct which holds the Company up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of the Company.

(e) For the purpose of this Section the term “Company” shall mean TECO Energy, Inc., Tampa Electric Company, TECO Power Services Corporation, TECO EnergySource, Inc., and all of their subsidiaries and affiliates.

4. RELEASE OF CLAIMS

(a) For and in consideration of the payments and increased benefits made to the Officer pursuant to Section 2. hereof, the Officer, for himself, his heirs, executors, administrators, successors and assigns acknowledges that the payments being made as consideration are in addition to anything of value to which he is entitled and accordingly hereby releases and agrees to hold harmless the Company (which, for purposes of this section includes the Company, subsidiaries, and any agent, officer, director or employee thereof) from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, or damages (compensatory, consequential or punitive) against the Company which the Officer, his heirs, executors, administrators, successors, and assigns, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, which has happened, developed or occurred on or before the date of this Agreement, arising out of the Officer’s employment (other than Workers’ Compensation claims pending or otherwise related to such employment) with or termination of employment from the Company or retirement hereunder, including, but not limited to, claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, and/or intentional infliction of emotional distress, any rights to a grievance proceeding and those arising under any federal, state, or local discrimination or civil rights or labor laws and/or rules or regulations, and/or common law, whether in contract or in tort, as they relate to the employment relationship of the Officer/Employer (including without limitation claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act (29 USC §626), Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act (29 USC §2101-2109), or the Employee Retirement Income Security Act, as such laws have been or may be amended from time to time).

(b) The Company and the Officer agree that by entering into this Agreement the Officer does not waive claims that may arise after the date of execution of this Agreement.

(c) The Officer acknowledges and agrees that this Agreement shall not be construed as an admission by Company of any improper or unlawful actions or of any wrongdoing whatsoever against the Officer or any other persons, and Company expressly denies any wrongdoing whatsoever against the Officer or any other employee.

(d) For the purposes of this Section, “Company” shall include TECO Energy, Inc., Tampa Electric Company, TECO Power Services Corporation, TECO EnergySource, Inc., their subsidiaries and affiliates, and any agent, officer, director, or employee thereof.

5. REMEDY AT LAW INSUFFICIENT

The Officer acknowledges that damages at law will be an insufficient remedy if the Officer violates the terms of this Agreement, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of the covenants set forth herein, particularly those contained in Section 3., the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

(1) Upon posting a reasonable bond and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by the Officer, automatic entry by a court in accordance with Florida Statute §542.335(1)(j) having jurisdiction of an order granting an injunction or specific performance compelling the Officer to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

(2) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of the Officer’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, costs, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently or successively. If for any reason a court of competent jurisdiction determines that the Company is not entitled to an injunction based on a breach of a material obligation under this Agreement as described above, the Officer shall pay to the Company as liquidated damages, on demand in immediately available legal tender of the United States of America, a sum equal to all profits, remuneration, or other consideration the Officer gains from all activities in breach or contravention of any of the Officer’s obligations.

6. SURVIVAL

Neither completion of payments hereunder nor termination of this Agreement shall be deemed to relieve the Officer or Company of any rights or obligations hereunder which by their very nature survive the completion of payments by the Company, including without limitation, Sections 3. and 4. hereof.

7. ENTIRE AGREEMENT

The Officer acknowledges and agrees that this Agreement contains the entire agreement between himself and Company and that no statements or promises have been made by either party concerning the contents of this Agreement other than as expressly contained in this document.

8. EFFECTIVE DATE

This Agreement will be governed by the Laws of the State of Florida and shall become effective at the close of business on the seventh day following the execution and delivery of the Agreement by the Officer (the “Rescission Period”). At any time during the Rescission Period the Officer may rescind this Agreement by giving written notice to the Company at its Human Resources Department.

9. STATEMENT OF UNDERSTANDING

THE OFFICER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS THE CONTENTS CONTAINED IN IT, HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THE AGREEMENT FOR FORTY-FIVE (45) DAYS, THE COMPANY HAS ADVISED HIM TO CONSULT AN ATTORNEY IF HE DESIRES AND HE HAS BEEN GIVEN THE OPPORTUNITY TO DO SO. FURTHER, THE OFFICER UNDERSTANDS THAT HE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION. THE OFFICER DOES FREELY AND VOLUNTARILY ASSENT TO ALL OF ITS TERMS AND CONDITIONS AND SIGNS THIS AGREEMENT AS HIS OWN FREE ACT AND RECOGNIZES THAT BY DOING SO HE IS RELEASING THE COMPANY FROM ANY LIABILITY UNDER THE OLDER WORKERS’ PROTECTION ACT.

If the Officer chooses to waive the 45 day requirement, please indicate by initialing and dating the following paragraph in the space provided in the left margin.

Initial

Date

THE OFFICER DOES HEREBY WAIVE THE FORTY-FIVE (45) DAY PERIOD TO CONSIDER THIS AGREEMENT AS REQUIRED UNDER THE OLDER WORKERS’ BENEFIT PROTECTION ACT (29 USC §626). FURTHER, THE OFFICER UNDERSTANDS THAT HE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION.

IN WITNESS WHEREOF, TECO POWER SERVICES CORPORATION and RICHARD E. LUDWIG have caused this instrument to be executed in Tampa, Florida as of the date first written above.

This Agreement supersedes and replaces any previous version of this agreement or any agreement between the parties concerning this retirement.

WITNESSES:	TECO POWER SERVICES CORPORATION,
A FLORIDA CORPORATION

BY:
Gordon L. Gillette
Treasurer

CAUTION! READ BEFORE SIGNING

BY:
Richard E. Ludwig

DATE SIGNED:

RICHARD E. LUDWIG

SUMMARY OF RETIREMENT AGREEMENT PROVISIONS

AGREEMENT PARAGRAPH	DESCRIPTION	AGREEMENT PROVISION

2.(a)*	Salary continuation and active employee benefit period through November 30, 2003

2.(b)*	Separation payment: one and one-half times base pay plus target bonus	$788,627.00

2.(c)*	Lump sum payment equal to the present value of retirement benefits under the SERP as if they were enhanced to reflect two years added to the Officer’s age and length of service	$461,538.00

2.(d)	Unused vacation for 2003 as of September 1, 2003; value of 184 hours of accrued vacation for 2004	$29,192.31 for 2004

2.(e)	Potential Annual Incentive Plan payout for plan year 2003 to be paid in 2004

2.(f)	Refer to Retirement Portfolio for summary of retirement and associated benefits

2.(g)*	Career transition assistance

2.(h)*	Supplemental training benefit	$5,000.00

2.(i)*	Medical and dental coverage at no cost through May 31, 2005	$5,462.00

2.(j)*	TECO Energy, Inc. stock options vested

2.(k)*	Restricted stock vested

2.(l)*	Performance Shares

TOTAL		$1,289,819.31

*Represents	value added through Retirement Agreement

This sheet is intended as a summary and does not modify the Voluntary Retirement Agreement and General Release.

Tampa, Florida
, 2003

To the Respective Boards of TECO Energy, Inc. and/or it subsidiaries with which I am affiliated:

Dear Sirs:

I hereby tender my resignation effective September 3, 2003 as an officer and/or director of any subsidiary of TECO Energy, Inc. with which I am currently affiliated.

Very truly yours,

Richard E. Ludwig